EXHIBIT 99.1

Layne Christensen Reports Third Quarter Fiscal 2012 Earnings

  Revenues for the quarter increased $25.1 million, or 9.3%, to $294.9 million from $269.8 million last year.
  Net income for the quarter increased 6.8% to $8.8 million, or $0.45 per diluted share, compared to $8.2 million, or $0.42 per diluted share last year.
  Activity in the Mineral Exploration Division continues to improve compared to prior year with revenues for the quarter increasing 39.6% to $72.1 million and division income before interest and income taxes increasing 78.6% to $16.1 million.
  Revenues for the Water Infrastructure Division increased 2.6% to $215.3 million for the quarter; however, income before interest and income taxes declined 66.8% to $4.3 million as compared to $13.1 million last year, primarily due to margin pressures and cost overruns in the heavy construction operations.

Financial Data	Three Months		%	Nine Months		%
(000's, except per share data)	10/31/11	10/31/10	Change	10/31/11	10/31/10	Change
Revenues
---Water Infrastructure	$ 215,319	$ 209,870	2.6	$ 629,102	$ 576,765	9.1
---Mineral Exploration	72,109	51,662	39.6	203,873	148,325	37.5
---Energy	5,084	4,944	2.8	16,486	20,336	(18.9)
---Other	2,384	3,321	(28.2)	7,858	8,386	(6.3)
Total revenues	$ 294,896	$ 269,797	9.3	$ 857,319	$ 753,812	13.7
Net income attributable to Layne Christensen Company	8,753	8,194	6.8	32,429	21,214	52.9
Diluted EPS	0.45	0.42	7.1	1.65	1.09	51.4

"The diversity of our businesses continues to provide solid earnings for Layne's shareholders. The Mineral Exploration Division, including our Latin American affiliates, are driving our growth in revenues and earnings. Our Water Infrastructure Division had a poor quarter primarily as a result of our heavy civil construction business which will likely continue to underperform next year. Our revenues and profits from our Geoconstruction and Inliner businesses are expected to perform well."

---Rene Robichaud, President

MISSION WOODS, Kan., Dec. 8, 2011 (GLOBE NEWSWIRE) -- Layne Christensen Company (Nasdaq:LAYN), today announced net income for the third quarter ended October 31, 2011, of $8,753,000, or $0.45 per diluted share, compared to net income of $8,194,000, or $0.42 per diluted share last year.

Revenues increased $25,099,000, or 9.3%, to $294,896,000, for the three months ended October 31, 2011, and $103,507,000, or 13.7%, to $857,319,000 for the nine months ended October 31, 2011, as compared to the same periods last year. A further discussion of results of operations by division is presented below.

Cost of revenues increased $19,532,000, or 9.3%, to $229,201,000 (77.7% of revenues) and $81,518,000, or 14.1% to $660,845,000 (77.1% of revenues) for the three and nine months ended October 31, 2011, compared to $209,669,000 (77.7% of revenues) and $579,327,000 (76.9% of revenues) for the same periods last year. The increase as a percentage of revenues for the nine months was primarily due to margin pressures and cost overruns in the Water Infrastructure Division.

Selling, general and administrative expenses increased 15.2% to $43,702,000 and 18.0% to $121,757,000 for the three and nine months ended October 31, 2011, compared to $37,931,000 and $103,145,000 for the same periods last year. The increase for the three months was primarily due to additional expenses of $962,000 from acquired operations, $3,001,000 in increased compensation costs, $1,618,000 of increased legal and professional fees and $2,069,000 of increased operating tax expenses, partially offset by a reduction of $2,042,000 in consulting costs primarily related to system conversions in the prior year. The increase for the nine months was primarily due to additional expenses of $2,286,000 from acquired operations, $8,480,000 in increased compensation costs, $4,192,000 in increased legal and professional fees, $1,906,000 in increased travel expenses and $1,268,000 of increased operating tax expenses. The increased compensation costs include severance related costs of $2,425,000 for the three and nine months ended October 31, 2011, associated with the transition of the chief executive officer and other executives. The increased operating tax expenses were primarily due to an assessment made in a foreign jurisdiction.

Depreciation, depletion and amortization increased 21.0% to $15,490,000 and 15.9% to $45,278,000 for the three and nine months ended October 31, 2011, compared to $12,798,000 and $39,054,000 for the same periods last year. The increases were primarily the result of increases in assets from acquisitions and property additions, partially offset by lower depletion in the Energy Division as a result of higher estimates of economically recoverable gas reserves.

Equity in earnings of affiliates increased 51.3% to $6,520,000 and 144.0% to $19,025,000 for the three and nine months ended October 31, 2011, compared to $4,310,000 and $7,797,000 for the same periods last year. The increase reflects the impact of an improved minerals exploration market in Latin America, primarily for copper and gold in Chile and Peru.

Interest expense increased to $700,000 and $1,761,000 for the three and nine months ended October 31, 2011, compared to $337,000 and $1,380,000 for the same periods last year, the result of increased borrowings on our credit facilities to fund working capital.

Other income, net for the three months ended October 31, 2011, consisted primarily of gains of $274,000 on the sale of equipment, foreign exchange gains of $710,000, interest income of $74,000 and a gain of $395,000 on recovery of good and services tax receivable in Australia. Other income, net for the nine months ended October 31, 2011, consisted primarily of a gain of $5,282,000 (inclusive of $307,000 amortization of deferred gain) on the sale of a facility in California, a gain of $996,000 on the sale of certain investment securities in Australia and gains of $3,072,000 on the sale of other equipment and foreign exchange gains of $117,000. The facility in California was sold in anticipation of relocating existing operations to a different property.

Income tax expense of $4,243,000 (an effective rate of 30.7%) and $21,989,000 (an effective rate of 39.0%) was recorded for the three and nine months ended October 31, 2011, respectively, compared to $5,183,000 (an effective rate of 38.7%) and $17,570,000 (an effective rate of 45.3%) for the same periods last year. The decrease in the effective rate was primarily attributable to the continued increase in the forecasted equity earnings of affiliates as a percentage of forecasted income before income taxes. As a substantial part of the non-dividend portion of these earnings is considered indefinitely re-invested, it tends to lower our effective tax rate.

Summary of Operating Segment Data

The following table summarizes financial information for the Company's operating segments. A discussion of the results of each segment follows the table.

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands)	2011	2010	2011	2010
Revenues
Water Infrastructure	$ 215,319	$ 209,870	$ 629,102	$ 576,765
Mineral Exploration	72,109	51,662	203,873	148,325
Energy	5,084	4,944	16,486	20,336
Other	2,384	3,321	7,858	8,386
Total revenues	$ 294,896	$ 269,797	$ 857,319	$ 753,812
Equity in earnings of affiliates
Water Infrastructure	$ 1,236	$ 80	$ 2,161	$ 80
Mineral Exploration	5,284	4,230	16,864	7,717
Total equity in earnings of affiliates	$ 6,520	$ 4,310	$ 19,025	$ 7,797
Income (loss) before income taxes
Water Infrastructure	$ 4,339	$ 13,072	$ 26,167	$ 31,997
Mineral Exploration	16,074	9,000	52,139	26,543
Energy	78	(106)	1,317	2,891
Other	(15)	404	789	1,195
Unallocated corporate expenses	(5,952)	(8,656)	(22,271)	(22,462)
Interest expense	(700)	(337)	(1,761)	(1,380)
Total income before income taxes	$ 13,824	$ 13,377	$ 56,380	$ 38,784

Water Infrastructure Division	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands)	2011	2010	2011	2010
Revenues	$ 215,319	$ 209,870	$ 629,102	$ 576,765
Income before income taxes	4,339	13,072	26,167	31,997

Water Infrastructure Division revenues increased 2.6% to $215,319,000 and 9.1% to $629,102,000 for the three and nine months ended October 31, 2011, respectively, compared to $209,870,000 and $576,765,000 for the same periods last year. The increase for the three months was primarily attributable to additional revenues of $18,275,000 from acquired operations and $8,588,000 from our specialty drilling operations, partially offset by declines of $7,279,000 in our heavy construction operations, $11,212,000 in our non-acquisition related geoconstruction projects and $4,623,000 from our water supply project in Afghanistan. The increase for the nine months was primarily attributable to additional revenues of $43,980,000 from acquired operations, $17,279,000 from our specialty drilling operations, partially offset by a decline of $7,948,000 in our heavy construction operations, $13,982,000 in our non-acquisition related geoconstruction projects and $6,754,000 from our water supply project in Afghanistan. The increases in our specialty drilling operations were largely due to our entry into the deep wastewater injection well markets in Florida. The heavy construction decreases were due to weather related project delays and reduced activity levels due to increased competition in our markets, while the geoconstruction declines were due in large part to shifting our resources to acquired operations following the completion of large projects in New Orleans and San Francisco. Drilling operations in Afghanistan were completed earlier in the year and we are nearing the completion of demobilizing our equipment.

Income before income taxes for the Water Infrastructure Division decreased 66.8% to $4,339,000 and 18.2% to $26,167,000 for the three and nine months ended October 31, 2011, respectively, compared to $13,072,000 and $31,997,000 for the same periods last year. The nine months ended October 31, 2011 included a gain of $5,282,000 (including $307,000 amortization of deferred gain) on the sale of a facility in Fontana, California. Excluding the gain, the decreases in the periods were primarily attributable to declines of $5,412,000 and $11,535,000 from our heavy construction operations, $4,666,000 and $4,193,000 from our Afghanistan project, $1,392,000 and $4,540,000 in our non-acquisition related geoconstruction projects and $1,172,000 and $890,000 from our Inliner business. The decreases were partially offset by increases of $4,558,000 and $10,525,000 from acquired operations and $2,229,000 and $4,038,000 from our specialty drilling operations. The heavy construction declines were due to continued downward pressure on margins for municipal bid projects, inefficiencies due to weather related project delays and cost overruns. We expect profit margins for projects in the municipal sector to remain under pressure for some time. The declines in earnings from the non-acquisition related geoconstruction and Afghanistan projects correspond with the revenue declines noted above.

The backlog in the Water Infrastructure Division was $491,425,000 as of October 31, 2011, compared to $478,087,000 as of July 31, 2011 and $625,795,000 as of October 31, 2010. The backlog has declined from last year primarily due to competitive pressures in the heavy construction operations.

Mineral Exploration Division	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands)	2011	2010	2011	2010
Revenues	$ 72,109	$ 51,662	$ 203,873	$ 148,325
Income before income taxes	16,074	9,000	52,139	26,543

Mineral Exploration Division revenues increased 39.6% to $72,109,000 and 37.5% to $203,873,000 for the three and nine months ended October 31, 2011, respectively, compared to $51,662,000 and $148,325,000 for the same periods last year. The increases were driven by increased activity levels across all locations, particularly the southwest U.S., Australia and southern Africa.

Income before income taxes for the Mineral Exploration Division increased 78.6% to $16,074,000 and 96.4% to $52,139,000 for the three and nine months ended October 31, 2011, respectively, compared to $9,000,000 and $26,543,000 for the same periods last year. The increases resulted primarily from a combination of higher activity levels and improved pricing in substantially all of our operations, and the increased equity earnings from our affiliates. Equity earnings from our affiliates increased $1,054,000 to $5,284,000 and $9,147,000 to $16,864,000 for the three and nine months ended October 31, 2011, respectively, compared to $4,230,000 and $7,717,000 for the same periods last year. Our affiliates had significant increases in activity at copper mine sites in Chile. The increases were partially offset by increased legal and professional expenses for the FCPA investigation of $351,000 and $1,934,000 for the three and nine months, and, for the three months, severance related costs of $820,000 and an operating tax expense assessment of $2,008,000.

Energy Division	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands)	2011	2010	2011	2010
Revenues	$ 5,084	$ 4,944	$ 16,486	$ 20,336
Income (loss) before income taxes	78	(106)	1,317	2,891

Energy Division revenues increased 2.8% to $5,084,000 and decreased 18.9% to $16,486,000 for the three and nine months ended October 31, 2011, respectively, compared to revenues of $4,944,000 and $20,336,000 for the same periods last year. The increase for the three months was primarily attributable to a small increase in oil sales compared to last year, partially offset by lower natural gas prices. The decrease for the nine months was primarily attributable to the expiration of the forward sales contracts existing in the first three months of last year and lower gas production and natural gas prices compared to the nine months last year.

Income before income taxes for the Energy Division increased $184,000 to $78,000 and decreased $1,574,000 to $1,317,000 for the three and nine months ended October 31, 2011, respectively, compared to a loss of $106,000 and income of $2,891,000 for the same periods last year. The increase for the three months was primarily attributable to a small increase in oil sales and lower overhead costs compared to last year, partially offset by lower natural gas prices. The decrease for the nine months was primarily attributable to the expiration of forward sales contracts existing in the first three months of last year and lower gas production and natural gas prices compared to the nine months last year, partially offset by lower depletion expense of $1,620,000, a result of higher estimates of economically recoverable gas reserves.

Net gas production by the Energy Division for the three and nine months ended October 31, 2011, was 1,099 MMcf and 3,327 MMcf, compared to 1,101 MMcf and 3,386 MMcf for the same periods last year. The average net sales price on production for the three and nine months ended October 31, 2011, was $3.38 and $3.37 per Mcf, respectively, compared to $3.80 and $5.07 per Mcf for the same periods last year. The net sales price excludes revenues generated from third party gas.

Our current strategy for this operation is to only spend capital from this division's internal cash flow and to operate as efficiently as possible within our current areas of interest. Accordingly, we would expect production for the short term to remain flat or decline slightly.

Other	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands)	2011	2010	2011	2010
Revenues	$ 2,384	$ 3,321	$ 7,858	$ 8,386
(Loss) income before income taxes	(15)	404	789	1,195

Other includes primarily the results of machining and fabrication operations not specifically assigned to other divisions.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $5,952,000 and $22,271,000 for the three and nine months ended October 31, 2011, respectively, compared to $8,656,000 and $22,462,000 for the same periods last year. The decreases for the three and nine months were primarily attributable to decreases of $1,719,000 and $1,856,000 in consulting expenses, largely for systems implementation and development.

Internal Investigation

As previously reported, in connection with the Company updating its Foreign Corrupt Practices Act ("FCPA") policy, questions were raised internally in late September 2010 about, among other things, the legality of certain payments by the Company to agents and other third parties interacting with government officials in certain countries in Africa. The Audit Committee of the Board of Directors engaged outside counsel to conduct an internal investigation to review these and other payments with assistance from two outside accounting firms. The internal investigation, which is continuing, has found documents and information suggesting that improper payments, which may violate the FCPA and other local laws, were made over a considerable period of time, by or on behalf of, certain foreign subsidiaries of the Company to agents and other third parties interacting with government officials in certain countries in Africa relating to the payment of taxes, the importing of equipment and the employment of expatriates. In August 2011, the Company terminated the employment of three overseas members of the Mineral Exploration Division management for failing to follow the Company's policies and procedures and appointed Gernot Penzhorn to replace Eric Despain as the President of the Mineral Exploration Division. The Company believes that this change in leadership will enhance compliance with the FCPA.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: the outcome of the ongoing internal investigation into, among other things, the legality, under the FCPA and local laws, of certain payments to agents and government officials in certain countries in Africa relating to the payment of taxes, the importing of equipment and the employment of expatriates (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry and exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne is a global solutions provider to the world of essential natural resources – water, minerals and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA

	Three Months Ended October 31,		Nine Months Ended October 31,
	(unaudited)		(unaudited)
(in thousands, except per share data)	2011	2010	2011	2010
Revenues	$ 294,896	$ 269,797	$ 857,319	$ 753,812
Cost of revenues (exclusive of depreciation, depletion, and amortization, shown below)	(229,201)	(209,669)	(660,845)	(579,327)
Selling, general and administrative expenses	(43,702)	(37,931)	(121,757)	(103,145)
Depreciation, depletion and amortization	(15,490)	(12,798)	(45,278)	(39,054)
Equity in earnings of affiliates	6,520	4,310	19,025	7,797
Interest expense	(700)	(337)	(1,761)	(1,380)
Other income, net	1,501	5	9,677	81
Income before income taxes	13,824	13,377	56,380	38,784
Income tax expense	(4,243)	(5,183)	(21,989)	(17,570)
Net income	9,581	8,194	34,391	21,214
Net income attributable to noncontrolling interests	(828)	--	(1,962)	--
Net income attributable to Layne Christensen Company	$ 8,753	$ 8,194	$ 32,429	$ 21,214

Earnings per share information attributable to Layne Christensen Company shareholders:
Basic income per share	$ 0.45	$ 0.42	$ 1.67	$ 1.09

Diluted income per share	$ 0.45	$ 0.42	$ 1.65	$ 1.09

Weighted average shares outstanding - basic	19,460	19,396	19,452	19,384
Dilutive stock options and nonvested shares	144	144	200	148
Weighted average shares outstanding - dilutive	19,604	19,540	19,652	19,532

	As of
(in thousands)	October 31, 2011	January 31, 2011
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$ 44,483	$ 44,985
Working capital, including current maturities of long term debt	158,660	93,309
Total assets	899,020	816,652
Total long term debt, excluding current maturities	65,217	--
Total Layne Christensen Company stockholders' equity	536,948	501,402

Common shares issued and outstanding	19,699	19,540
CONTACT: Layne Christensen Company
         Jerry W. Fanska
         Sr. Vice President Finance
         913-677-6858
         www.laynechristensen.com